Exhibit 10.21

EMPLOYMENT AGREEMENT

This Agreement constitutes an advance notice to the Employee under the Notice to the Employee Law (Employment Terms), 2002.

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of _____, _____, by and between WhiteSmoke Israel Ltd., having its offices at 11 Kehilat Saloniki St., Tel Aviv 69513, Israel (“Company”), and Asaf Hanukaev, an Israeli citizen, holder of ID no. 305838294, from Hadera, Israel (“Employee”) (each, a “Party” and collectively, “Parties”).

WHEREAS, the Company desires to hire the Employee in the position of a Director of on-line media, and the Employee represents that he has the requisite skills, qualifications and knowledge to work in the Company in such position; and

WHEREAS, the Parties desire to state the terms and conditions of the Employee’s employment by the Company:

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Position and Duties

1.1	The Employee shall work in the Company in the position of Director of on-line media and search on a full time basis.

1.2	The Employee shall be subject and report to the Company’s Online Marketing Director.

1.3
The Employee shall comply with the policy and working arrangements of the Company and shall follow the Company’s policy and procedures as shall be determined from time to time by the Company’s management.

1.4
During the Employee’s employment with the Company, he shall devote all his working time, efforts and skill to promote the business and affairs of the Company.  Accordingly, the Employee shall not assume any additional professional obligations unrelated to the Company, unless approved in advance by the Company.

1.5	The Employee shall notify the Company immediately and without delay of any matter that might constitute a conflict of interests between his position in the Company and his personal affaires.

2.	Salary

2.1	The Company agrees to pay to the Employee during the term of this Agreement a gross monthly salary of NIS 13,000 (thirteen thousand New Israeli Shekels) (the “Base Salary”).

2.2
In addition to the Base Salary, the Company estimates that from time to time, for the purpose of fulfilling the Employee’s responsibilities, the Employee will also be required to undertake work during overtime or outside of standard office hours to the extent of up to 60 hours per month.  So as not to have to perform an accounting each month, the Employee shall be paid a total gross amount of NIS 2,0000 (two thousands New Israeli Shekels) as global remuneration in respect of work during such overtime hours (the “Overtime Remuneration”).  It is clarified that the Overtime Remuneration shall be the Employee’s sole consideration in respect of any overtime hors the Employee worked.  Accordingly, Employee shall not be entitled to overtime pay on the basis of actual performance (and in any event the Employee is not authorized or permitted to work overtime more than 60 hours per month), and the Company shall not be entitled to deduct any sum from the Employee’s salary in the event that the Employee works fewer overtime hours or works no overtime hours at all.  In any event, the Employee is not entitled to work overtime hours beyond the scope permitted in the relevant permit of the Labor Minister.

2.3
In addition to paying the Overtime Remuneration itself, and without affecting the character and essence of the Overtime Remuneration, and although not required by law, the Company shall also make payments of the employment benefits referred to in Section 3, calculated based on the Overtime Remuneration as well as the Base Salary.  The Overtime Remuneration and the Base Salary will be called collectively in this Agreement the “Salary”.

In addition, the employee will receive commissions based on the company’s sales as stated on appendix B.

2.4	The Employee’s Salary shall be paid no later than the 9th day of each month, for the proceeding month.

2.5
Except as specifically set forth herein, the Salary and the Commissions includes any and all payments, including for the non-compete obligations and IP assignment as set forth in Exhibit A hereto, which the Employee is entitled to receive from the Company under any applicable law, regulation, or agreement.

2.6
Israeli income tax, social security service, health tax and other applicable withholdings with respect to the Salary and the Commissions shall be deducted from the Salary or all other payments to the Employee, which are subject to withholding.  The Salary may be payable by the Company or by a parent company or a subsidiary or another affiliate of the Company, all as shall be determined by the Company.

3.	Benefits.

In addition to the Salary, the Employee shall be entitled to the following benefits:

3.1	Manager’s Insurance

3.1.1
The Company and the Employee will contribute on a monthly basis, as part of a plan acceptable to both the Company and the Employee or as premiums on a manager’s insurance policy elected by the Company, as follows:  (A) the Company shall contribute (i) an amount equal to 8.33% of the Salary for severance pay, (ii) an amount equal to 5% of the Salary towards pension insurance (or 6% in case of a pension fund) and up to (iii) an amount equal to (x) 2.5% of the Salary, or (y) the sum which shall provide for a disability allowance equal to seventy-five percent (75%) of the Employee’s Salary during the disability period of the Employee, the lower of the two, towards disability insurance (not applicable in case of a pension fund); (B) the Employee shall contribute an amount equal to 5% of the Salary (or 5.5% in case of a pension fund) to such plans or managers’ insurance policy.  The sums contributed by the Employee shall be deducted from his Salary at source.

3.1.2
Upon the termination of the Employee’s employment, for any reason whatsoever, other than termination in the events described in Section 9.5 bellow, the Company shall release to the Employee amounts then contained in such plans or in the policies (including the Company’s contributions).

3.1.3
Subject to the payment by the Company of all payments under this Section 3, including the transfer of the Managers’ Insurance Plan to the Employee upon the termination of his employment (subject to the terms of sub-section 3.1.2 above), payments by the Company under sub-section 3.1 shall be in lieu of its statutory obligation to pay severance pay, if required, under the Severance Pay Law, 5723-1963, and the Company shall be relieved from any additional or other obligation to pay the Employee severance payment.  Concurrently with the execution of this Agreement, the Parties shall execute an acknowledgement and undertaking letter (a ‘Section 14 Undertaking’) in the form attached hereto as Schedule 3.1.3.

3.1.4	The Employee shall be responsible for any tax imposed on him in connection with the above plans or insurance policies and/or in connection with the Company’s contributions thereto.

3.2	Education Fund (Keren Hishtalmut)

3.2.1
The Company shall contribute an amount equal to 7.5% of the Salary per month towards a continuous education fund (Keren Hishtalmut), subject to Employee’s contribution of an additional 2.5% of the Salary per month towards such a fund.  If and to the extent the amounts payable to Keren Hishtalmut hereunder exceeds the maximum amount permitted by law, the remaining amount shall be added to the Gross Salary and treated as a part thereof (such additional amount shall not entitle the Employee to any benefit whatsoever).

3.2.2
The Employee shall bear and pay (and hereby irrevocably authorizes the Company to deduct and set off from his Salary) all lax imposed in connection with any amounts of the above fund exceeding the maximum non-taxable gross amount allowed by Israel income tax law.

3.2.3
Upon the termination of the Employee’s employment, other than termination in the events described in Section 9.5 bellow, the Company shall release to the Employee amounts then contained in such plans (including the Company’s contributions).  In the events as described in Section 9.5 bellow, it shall be in the Company’s sole discretion whether the Employee shall be entitled to release the Company’s contribution (7.5%) from the Fund.

3.3	Company Car

3.3.1
The employee will be entitled to receive a company car as set below, subject to a deduction of a total sum of 2,000 NIS gross from his Salary (will be deducted respectively from the Base Salary and the Overtime Remuneration.  In such case, all benefits, entitlements and payments will be made from the reduced Salary, and not the Salary set in section 2.

3.3.2
The Company shall provide the Employee with a category 2 car for work purposes, (the “Company Car”) subject to the Employee’s execution of the Company’s standard form leasing agreement in place at such time, and subject to the provisions of such leasing agreement.

3.3.3
The Employee will bear and pay (and hereby irrevocably authorizes Company to deduct and set off from his Salary) all taxes in connection with said Company Car and the use thereof, in accordance with income tax regulations applicable thereto.

3.3.4
Employee hereby undertakes to return the Company Car to the Company no later than four (4) business days from his actual last day of work.  The Employee shall not be entitled to use the vehicle as a lien

3.3.5	The Employee will make use of the vehicle in accordance with the Company’s procedures and policies as established and updated from time to time.

4.            Vacation.

4.1
The Employee shall be entitled to paid annual leave of twelve (12) days, with respect to and during each 12 (twelve) month period of his employment hereunder, such leave to be taken with adequate regard for the needs of the Company.

4.2
The Employee will make every effort to exercise his annual vacation; however, if the Employee is unable to utilize all the vacation days, he shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to a maximum amount of Thirty (30) days (the “Maximum Amount”), provided that he will take at least seven consecutive annual working days vacation each year.  Any accumulation of vacation days, in excess of the Maximum Amount (excluding those days that have been accumulated with the written approval of the Board) shall lapse and the Employee shall not be entitled to any rights with respect thereto (including redemption rights).

5.            Other Payments

5.1
Sick Leave.  The Employee shall be entitled to sick leave (“Yemei Mahala”) as provided by the Sickness Pay Law, 5736-1976.  Unused sick leave may not be redeemed.  Should the Employee receive any payments under the Employee’s disability insurance policy and/or pension fund, such payments will be in place of any payment that would otherwise be due to the Employee from the Company under law

5.2	Recreation Pay. The Employee shall be entitled to annual recreation pay (“Dmey Mavra-ah”) in an amount to be determined in accordance with applicable law.

5.3
Military Reserve Duty.  In the event of the Employee being called to military reserve duly (including a “one-day” military reserve duty), the Company shall pay the Employee his full salary for those dates he is called to military reserve duty, provided that he supplies the Company with an appropriate certificate in order to receive the amounts due from the National Insurance Institute.

6.            The Exclusivity of the Agreement

6.1	This Agreement is personal and the terms and conditions of the employment shall be solely as set forth herein.

6.2
This Agreement is personal and shall not invoke the provisions of any collective bargaining agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”), extension orders (“Tzavei Har’hava”) or any other custom, except and only to the extent so mandated by law.

6.3
This Agreement is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between the Parties, oral or written.

7.            No Impediment

The Employee warrants confirms and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment on his entering into this Agreement and to his engagement by the Company, and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or had been a party.

8.            Confidentiality, Non-Competition and Intellectual Property Assignment

8.1
As a condition precedent to the entering into effect of this Agreement, the Employee has executed the Confidentiality, Non-Competition and Proprietary Information Assignment Undertaking in the form appended hereto as Exhibit A.

8.2	The Employee agrees that the terms and conditions of this Agreement shall remain confidential at all times, and shall not be disclosed to any other person, including any employees of Company.

9.            Term of Employment

9.1	The Employee’s employment by the Company shall continue in full force and effect until terminated pursuant to the terms hereof.

9.2
Subject to Section 9.5 hereunder, either party shall have the right to terminate this Agreement and the Employee’s employment by the Company hereunder, for any reason whatsoever, upon delivery of a prior written notice to the other party as set by law (the “Notice Period”).

9.3
During the Notice Period and unless otherwise directed, the Employee shall continue to render services to the Company until the termination of the Notice Period, and cooperate with the Company in assisting the integration of the person who will assume his responsibilities.  Notwithstanding the aforementioned, the Company shall have the right not to take advantage of the full Notice Period and may terminate the Employee’s employment at any time during the Notice Period.  In the event of such termination, the Company shall pay the Employee in lieu of the Notice Period (or the remaining of it).  —

9.4
To avoid any doubt, it is hereby expressed that the Company reserves the right not to take advantage of the Notice Period, in the event that the notice of termination of employment was delivered by the Employee, and such an event shall not constitute a dismissal of employment by the Company

9.5
Notwithstanding the foregoing, the Company may terminate the employment without the delivery of a prior written notice or without payment in lieu of it, in the event of (i) termination in circumstances in which the Employee commits a fundamental breach of this Agreement (including any breach of his obligations under Section 1 or Exhibit A of this Agreement); or (ii) which would deprive an employee of severance payment, in full or in part, according to Israeli Law and/or a breach of fiduciary duties;

9.6
In the event that the Employee terminates his employment with the Company, for any reason, without the delivery of prior written notice, the Company shall be entitled to deduct from any debt which it owes the Employee an amount equal to the Salary that would have been due to him during the Notice Period he should have worked pursuant hereto.

10.          Representations and Undertakings

The Employee hereby warrants, confirms and undertakes that:

10.1
He is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, and that there are no other undertakings, impediments, contracts, agreements, hindrances and/or restrictive covenants preventing him from entering into this Agreement or performing any of his obligations and undertakings herein.

10.2	To the best of his knowledge he suffers from no health-related problem that might impair his ability to carry out his undertakings under this Agreement.

10.3	He possesses all required knowledge, means, permits, authorizations, licenses and skills for the carrying out of its duties under this Agreement, as required by law.

10.4
He shall assist the Company, subsequent to the termination of his employment, with any issue and for any reason, including without limitation, for the purpose of providing any information relating to his employment or actions taken thereby, whether or not such shall be required in connection with disputes, including legal or quasi-legal proceedings.  If the Company requires the Employee’s assistance after the termination of this Agreement, it shall reimburse the Employee for his reasonable expenses in connection thereof.

10.5
In carrying out the Employee’s duties under this Agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, except as authorized to do so expressly and in advance.

10.6
The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, including inspections of electronic mail transmissions, internet usage and inspections of their content, and the Company hereby notifies that it performs such actions on a regular basis.  For the avoidance of any doubt, it is hereby clarified that findings of any such examinations shall be the Company’s sole property.  The Employee acknowledges and agrees that any messages and data sent from, received by, or stored in or on the Company’s computers and communications systems are the sole property of the Company, regardless of the form and/or content of these messages and data.  The Employee should not consider messages and data sent from, received by, or stored in or upon the Company’s computer and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems.  The Employee is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent via the Company’s computer and communications systems, including electronic mail.

10.7
The Employee grants consent to the Company and its affiliates, and their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment.  This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter.  All personnel records are considered confidential and access will be limited and restricted to individuals with a need to know or process that information solely for purposes relating to the Employee’s employment, such as management teams and human resource personnel.  The Company may share personnel records as needed solely for such purposes with third parties assisting human resources administration.—

11.          Miscellaneous

11.1
The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not in any way be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

11.2	Any modification or amendment to the provisions of this Agreement and the exhibits hereto shall be valid only if effected in writing and signed by both Parties hereto.

11.3
This Agreement may be assigned by the Company to any third party, at its sole discretion.  The Employee may not assign or delegate his rights and obligations under this Agreement to any other party without the Company’s prior written approval.

11.4
This Agreement shall be governed by the laws of the State of Israel, and the competent courts in the district of Tel Aviv shall have exclusive jurisdiction over any dispute arising between the Parties with respect of this Agreement.

11.5
The division into clauses and the headings thereto are designated for convenience purposes and shall not be used in the interpretation hereof.  All exhibits attached hereto comprise an integral part hereof.

12.          Notice to Employee (Employment Terms)

12.1
The parties agree that this Agreement constitutes, among other things, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002.  Nothing in this Agreement shall derogate from the Employee’s rights according to applicable law.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written

WhiteSmoke Israel Ltd.

Exhibit A

CONFIDENTIALITY, NON-COM PETITION AND
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

My obligations under this Confidentiality, Non-Competition and Intellectual Property Assignment Agreement are towards WhiteSmoke, Inc. and WhiteSmoke Israel Ltd. (collectively, “Company”), and towards their present and future parent companies, subsidiaries, affiliates and successors. All of the aforementioned entities shall be referred to collectively as the “Company’s Entities”.

1.            Confidentiality

I will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my employment by the Company, any confidential information, as defined below, that I have acquired during my service or in connection with my service or contacts with the Company’s Entities, without the written approval consent of an authorized representative of the Company.

2.            Confidential Information

Confidential Information shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, hardware, software or other products, methods of manufacture, trade secrets, business plans, customer lists, finances, and any other data related to the business or affairs of the Company or the Company’s Entities. Confidential Information will include information in written, oral or any other form of communication. Confidential information includes the terms of this Agreement.

3.            Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, and any other material of any kind and in any form, coming into my possession or prepared by me in connection with my service, are the exclusive property of the Company (“Documents”). I agree to return to the Company all such Documents upon termination of my engagement by the Company, unless I acquire the Company’s specific written consent to release any such Document.

4.            Acknowledgement of Ownership: Assignment of Inventions.

4.1	Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work, design, and other intellectual property rights throughout the world.

4.2
Disclosure of Inventions. I will promptly disclose in writing to the Company all Inventions, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within three (3) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to this Agreement.

4.3
Assignment of Inventions. Subject to Sections 2.4, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions whether or not patentable or registrable under copyright or other statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

4.4
Nonassignable Inventions. Notwithstanding, this Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and which is not related to the Company’s actual business, research or development.

4.5
Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

4.6
Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are the sole property of the Company pursuant to applicable copyright law.

4.7
Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

4.8
Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end, 1 will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary-Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

4.9
Service Inventions. For the removal of any doubt, I agree that the provisions contained in Sections 2.2, 2.3 and 2.5 above will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”). However, in no event will such Service Invention become my property, and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. 1 acknowledge and agree that the compensation and consideration I receive from the Company includes all compensation and consideration to which I may be entitled under law for Service Inventions, including, but without limitation to, the provisions contained in Section 134 of the Patent Law, and that I will not be entitled to additional royalties, consideration or other payments with regard to any Prior Inventions. Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual properly rights.

4.10
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all of the Company’s Proprietary Information developed by me and all of the Company’s Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

5.           Disclosure and Assignment of Inventions

I will promptly disclose and describe to the Company all of the inventions which 1 may conceive, make, reduce to practice, develop, author, or work on, in whole or in part, independently, or jointly with others, during the period of my employment by the Company, which either; (i) relate to the Company’s Entities’ business or actual or demonstrably anticipated research or development, (ii) are developed in whole or in pan on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) results directly or indirectly from any work I performed for the Company (“Inventions”). I agree to assign and do hereby assign to the Company any right, title and interest I might have worldwide in such Inventions and any intellectual property right based upon such Inventions.

6.           Assistance

I will, at the Company’s expense, assist in preparation and registration of patents and any other intellectual property right in favor of the Company, in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my employment by the Company. In order to give full effect to this section I hereby irrevocably appoint the Company (and its representatives) as my attorney in fact, authorized in my name and on my behalf to execute all such documents.

7.           Non Competition

7.1
In any event of termination of my engagement with the Company, I agree that I will not, for a period of 12 months following such termination, either alone or jointly with others or as an agent, consultant or employee of any person, firm or company, directly or indirectly, carry on or engage in any activity or business which shall be in competition with the business of the Company’s Entities (“Competing Entities”), while exploiting Confidential Information, and in particular the text enrichment technology.

7.2
Without derogating from the generality of the above, for the purpose of this Agreement. Competing Entities shall include any person or entity, that are engaged in development, production, or commercial activities similar to those of the Company, or major clients of the Company.

8.           Non-Solicitation

During the term of my employment by the Company and thereafter for a period of 24 months, I will not solicit or encourage or cause others to solicit or encourage any employees of the Company’s Entities to terminate their employment with the Company, and I will not assist any employees of the Company’s Entities to engage with any Competing Entities.

9.           No Conflicting Obligations

I will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless I have first received the written approval of that third party and present it to the Company. 1 undertake not to perform any activity related to my engagement with the Company on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company.

10.         Third Party Information

I recognize that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my position with the Company, consistent with the Company’s agreement with such third party.

11.         Breach of Obligation

I am aware that a breach of any of the obligations under this Agreement will cause the Company or the Company’s Entities’ serious and irreparable harm, to which no monetary compensation can be an appropriate remedy. Therefore, I agree that if such a breach occurs, the Company shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement, without any objection from my side.

12.         Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my obligations under this Agreement without the Company’s prior written approval.

13.         Survival

My obligations under this Agreement shall remain in full force for a period of 5 years from termination, for any reason, of my engagement with the Company.

14.         Condition to Engagement

I acknowledge that execution of this Agreement is a condition to the Company’s engagement with me and the disclosure of any Confidential Information.

IN WITNESS WHEREOF, I hereunto set my hand:

Asaf Hanukaev	Date

Schedule 3.1.3

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”). I certify that payments made by an employer commencing from thee date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a)
To the Pension Fund are not less than 14 ⅓% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 ⅓% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay:

(b)	To the Insurance Fund are not less than one of the following:

(2)
13 ⅓% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market. Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 ½% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(3)
11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay: In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 ½% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(4)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -

(a)
The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)
The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at, after the age of 60.

(5)
This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

Employee:
Company: